Exhibit 10.2

Tatum, LLC
Part-Time Permanent Engagement Resources Agreement

September 17, 2007

Mr. Clive Kabatznik
President and CEO

Silverstar Holdings, Ltd.

Dear Mr. Kabatznik:

Tatum, LLC ("Tatum") understands that Silverstar Holdings, Ltd. (the "Company") desires to hire Lawrence R. Litowitz, one of our partners, as an employee of the Company (the "Employee") pursuant to the terms of that certain Employment Letter, dated as of even date herewith (the “Employment Letter”), between the Company and the Employee. The Company acknowledges that the Employee is and will remain a partner in Tatum and will have access to Tatum's resources (including access to Tatum’s network of partners and intellectual capital) for use in his employment with the Company. This Part-Time Permanent Engagement Resources Agreement (this "Resources Agreement") sets forth the rights of the Company, through the Employee, to use such resources for the benefit of the Company and for the payment for such services.

Since the Employee will be under the control and direct management of the Company, and not Tatum, Tatum's obligations to the Company are exclusively those set forth in this Resources Agreement. This document will serve as the entire agreement between the Company and Tatum.

Compensation

The Company will pay to Tatum in lieu of the Employee, as compensation for the resources Tatum is providing to the Employee, a portion of the Salary (as defined below) and a portion of any bonuses as follows:

Salary: 16.7% of the Employee's Salary during the term of this Resources Agreement.

Cash Bonus: 20% of the Employee’s Cash Bonus during the term of this Resources Agreement.

In addition, during the term of this Resources Agreement, the Company acknowledges that the Employee will share with Tatum 20% of any cash proceeds realized from any Equity Bonus that the Employee may be granted.

For purposes hereof, (i) "Cash Bonus" means any contingent cash consideration (i.e., not yet realized in cash) that is paid by the Company, (ii) "Equity Bonus" means any stock, option, warrant, or similar right (i.e., not yet realized in cash) that is granted by the Company to the Employee, in each case in connection with services rendered by the Employee, and (iii) "Salary" means all compensation, including severance, paid to Employee, except the Cash Bonus, Equity Bonus, and benefits (including medical and car benefit subsidies paid to Employee). All compensation described above payable or deliverable to Tatum are referred to herein as the "Resource Fee."

The Company shall pay to Tatum the Resource Fee by direct deposit through the Company's payroll, or by an automated clearing house ("ACH") payment at the same time payments are made by the Company to the Employee. If such payment method is not available and payments are made by check,

Tatum will issue invoices to the Company, and the Company agrees to pay such invoices no later than ten (10) days after receipt of such invoices which in no event shall be prior to the date such related amount is paid to the Employee. Direct Deposit and mailing instructions for Tatum are in the Miscellaneous section below. The Company and Tatum agree that any payments made to Tatum will reduce the Employee’s compensation for purposes of determining taxable income and should not be reflected as compensation in the Employee’s W-2 report.

Termination

This Resources Agreement will terminate immediately upon the effective date of termination or expiration of the Employee's employment with the Company or upon the Employee ceasing to be a partner of Tatum.

In the event that either party commits a breach of this Resources Agreement and fails to cure the same within ten (10) days following delivery by the non-breaching party of written notice specifying the nature of the breach, the non-breaching party will have the right to terminate this Resources Agreement immediately effective upon written notice of such termination.

Upon termination of this Resources Agreement, Tatum shall be entitled to receive only the Resource Fee accrued and owing to Tatum at the date of such termination.

Converting Part-Time to Full-Time

The Company will have the opportunity to make the Employee a full-time permanent member of Company management at any time during the term of this Resources Agreement by entering into another form of Tatum agreement, the terms of which will be negotiated at such time.

Disclaimers, Limitations of Liability & Indemnity

It is understood that Tatum does not have a contractual obligation to the Company other than to make its resources available to the Employee (by virtue of that Employee being a partner in Tatum) and the Employee available to the Company (in each case for the benefit of the Company) under the terms and conditions of this Resources Agreement. The Resource Fee will be for the resources provided and for introducing the Employee to the Company. Tatum assumes no responsibility or liability under this Resources Agreement other than to render the services called for hereunder and will not be responsible for any action taken by the Company in following or declining to follow any of Tatum's advice or recommendations.

Tatum represents to the Company that Tatum has conducted its standard screening and investigation procedures with respect to the Employee becoming a partner in Tatum, and the results of the same were satisfactory to Tatum. Tatum disclaims all other warranties, either express or implied. Without limiting the foregoing, Tatum makes no representation or warranty as to the accuracy or reliability of reports, projections, forecasts, or any other information derived from use of Tatum's resources, and Tatum will not be liable for any claims of reliance on such reports, projections, forecasts, or information. Such reports, projections, forecasts, or information are for the sole benefit of the Company and not any unnamed third parties.

The Company agrees that, with respect to any claims the Company may assert against Tatum in connection with this Resources Agreement or the relationship arising hereunder, Tatum's total liability will not exceed the total Resource Fee actually paid by the Company to Tatum under this Resources Agreement.

As a condition for recovery of any liability, the Company must assert any claim against Tatum within one (1) year after the termination or expiration of this Resources Agreement.

Tatum will not be liable in any event for incidental, consequential, punitive, or special damages, including without limitation, any interruption of business or loss of business, profit, or goodwill.

Miscellaneous

Tatum will be entitled to receive all reasonable costs and expenses incidental to the collection of overdue amounts under this Resources Agreement, including but not limited to attorneys' fees actually incurred, except to the extent such amounts are disputed in good faith by the Company.

Neither the Company nor Tatum will be deemed to have waived any rights or remedies accruing under this Resources Agreement unless such waiver is in writing and signed by the party electing to waive the right or remedy. This Resources Agreement binds and benefits the successors of Tatum and the Company.

Neither party will be liable for any delay or failure to perform under this Resources Agreement (other than with respect to payment obligations) to the extent such delay or failure is a result of an act of God, war, earthquake, civil disobedience, court order, labor dispute, or other cause beyond such party's reasonable control.

The terms of this Resources Agreement are severable and may not be amended except in a writing signed by Tatum and the Company. If any portion of this Resources Agreement is found to be unenforceable, the rest of the Resources Agreement will be enforceable except to the extent that the severed provision deprives either party of a substantial portion of its bargain.

The provisions in this Resources Agreement concerning payment of compensation and reimbursement of costs and expenses, limitation of liability, and governing law will survive any termination or expiration of this Resources Agreement.

This Resources Agreement will be governed by and construed in all respects in accordance with the laws of the State of Georgia, without giving effect to conflicts-of-laws principles.

Any purported or attempted assignment or transfer of this Resources Agreement by either party shall be void without the prior written consent of the other party; provided, however, that either party may assign this Resources Agreement without the prior written consent of the other party in the event of a sale of all or substantially all of the party’s assets or capital stock or merger.

Nothing in this Resources Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective successors and permitted assigns and the Employee.
Each person signing below is authorized to sign on behalf of the party indicated, and in each case such signature is the only one necessary.

Bank Lockbox Mailing Address for Deposit and Resource Fee only:

Tatum, LLC P.O. Box 535152 Atlanta, GA 30353

Electronic Payment Instructions for Deposit and Resource Fee:

Bank Name: Wells Fargo, N.A.

Branch: San Francisco
Account Name: Tatum, LLC
Account Number: 4121546642
Routing Number for ACH Payments: 121000248
Swift Code: WFBIUS6S

Please reference Company name in the body of the payment.

Please sign below and return a signed copy of this letter to indicate the Company's agreement with its terms and conditions.

We look forward to serving you.
Sincerely yours,

TATUM, LLC By: Name: A. Michael McCracken Title: Vice Chair for Tatum, LLC
Acknowledged and agreed by:
SILVERSTAR HOLDINGS, LTD. By: Name: Title: Date: Lawrence R. Litowitz Date: